Exhibit C-7
Proclamation Issuing Election Writs
DAVID JOHNSTON
[L.S.]
Canada
          ELIZABETH THE SECOND, by the Grace of God of the United Kingdom, Canada and Her other Realms and Territories QUEEN, Head of the Commonwealth, Defender of the Faith.
          TO ALL TO WHOM these Presents shall come or whom the same may in any way concern,
Greeting:
MYLES KIRVAN
Deputy Attorney General
A PROCLAMATION
          WHEREAS We are desirous to meet Our People of Canada as soon as may be and to have their advice in Parliament;
          WE DO HEREBY MAKE KNOWN Our Royal will and pleasure to call a Parliament, and do further declare that, by and with the advice of Our Privy Council for Canada, We have this day given Orders for issuing Our Writs of Election in due form according to law, which Writs are to be dated March 26, 2011, to set forth Monday, May 2, 2011 as the polling day and to be returnable to the Chief Electoral Officer on May 23, 2011.
          IN TESTIMONY WHEREOF, We have caused these Our Letters to be made Patent and the Great Seal of Canada to be hereunto affixed. Witness: Our Right Trusty and Well-beloved David Johnston, Chancellor and Principal Companion of Our Order of Canada, Chancellor and Commander of Our Order of Military Merit, Chancellor and Commander of Our Order of Merit of the Police Forces, Governor General and Commander-in-Chief of Canada.
          AT OUR GOVERNMENT HOUSE, in Our City of Ottawa, this twenty-sixth day of March in the year of Our Lord two thousand and eleven and in the sixtieth year of Our Reign.
By Command,
RICHARD DICERNI
Deputy Registrar General of Canada
GOD SAVE THE QUEEN